Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements, as listed below, of PRA Group, Inc. and in the related Prospectus, where applicable, of our reports dated February 27, 2025 with respect to the consolidated financial statements of PRA Group, Inc. and the effectiveness of internal control over financial reporting of PRA Group, Inc., included in this Annual Report (Form 10-K) of PRA Group, Inc. for the year ended December 31, 2024.

Registration Statement Number	Form	Description
333-110330	Form S-8	Securities to be offered to employees in employee benefit plans
333-230502	Form S-8	Securities to be offered to employees in employee benefit plans
333-270237	Form S-8	Securities to be offered to employees in employee benefit plans
/s/ Ernst & Young LLP
Richmond, Virginia
February 27, 2025